EXHIBIT 99.1

NEWS RELEASE
For Release on June 4, 2012	Contact: Frank Romejko
4:00 PM (ET) (925) 302-1014	Vice President, Finance/Chief Financial Officer (Acting)

Giga-tronics Reports Fourth Quarter and FY 2012 Results
New Strategy Launches Giga-tronics into Exciting Niche Market

San Ramon, CA – June 4, 2012 – Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net loss of $1,900,000 or $0.38 per fully diluted share for the fourth quarter ended March 31, 2012.  This compares with a net income of $917,000 or $0.18 per fully diluted share for the same period a year ago.  The loss was driven by a decrease in net sales and an increase in development expenses in line with Company plans for new product development.  Net sales decreased 61% to $2,734,000 in the fourth quarter of fiscal 2012 compared to $6,939,000 in the fourth quarter of fiscal 2011 during which the company shipped a one-time large single order to a major tablet provider for $4,444,000.  Gross margin decreased by $2,395,000 over the same quarter last year, driven primarily by lower revenue of $4,205,000.  Operating expenses increased $453,000 or 22% in the fourth quarter of fiscal 2012 compared to the fourth quarter of fiscal 2011 primarily as a result of increased product development expenses and increased selling general and administrative expenses as a result of accruals for severance and retention bonuses and reserves for obsolete demonstration equipment.  Orders were $2,793,000 in the fourth quarter of fiscal 2012 compared to $3,272,000 for the fourth quarter of fiscal 2011.

Net loss for the year ended March 31, 2012 was $5,852,000 or $1.17 per fully diluted share.  This compares with a net income of $816,000 or $0.16 per fully diluted share for the same period a year ago.  Net sales decreased 38% to $13,116,000 in the twelve month period ended March 31, 2012 compared to $21,029,000 for the same period a year ago.    Gross margin of $3,130,000 for the year ended March 31, 2012 was lower by $5,799,000 over the same twelve month period last year.   Operating expenses increased $892,000 in fiscal 2012 as compared to the prior year primarily due to an increase of $734,000 in product development expenses.  Of the $5.8 M net loss for fiscal 2012, approximately $1.6 M was one-time non-cash adjustments related to the Company’s change in strategy.  Orders decreased 18% for the year ended March 31, 2012 to $13,306,000 compared to $16,182,000 for the prior year.

Backlog at March 31, 2012 was $3.8 million, (approximately $3.8 million shippable within one year) as compared to $3.6 million (approximately $3.3 million shippable within one year) at March 26, 2011.

Cash and cash equivalents at March 31, 2012 were $2,365,000 compared to $3,476,000 as of December 31, 2011.

“Clearly our fourth quarter and fiscal year 2012 performance was poor and the lack of growth over the last decade require a new strategy and a complete revival of the company which we have begun” said John Regazzi, the company’s CEO.

On October 31, 2011 the company announced the strategic investment of $2.2M from Alara Capital. “This was the first step in launching the company in a new direction”, said Regazzi.  “Since that time we have made changes to the board of directors by adding three new board members and retiring two others.  We have taken steps towards changing the management staff in Finance, Sales, Marketing, and Human Resources and reduced future expenses by reductions in staffing and by combining the Microsource group in Santa Rosa with the Instrument group in San Ramon.”

Mr. Regazzi added, “The second step of our new strategy involves development of a significant new microwave product aimed at the high-end military test market.  We have increased R&D spending by over 30% and I am very encouraged about the progress the team is making both in engineering and marketing.  We have achieved some very impressive performance levels in our prototype subassemblies and nearly every customer we visit has indicated a finished product is of genuine interest to them.  Support from Alara and the early progress of our new microwave product development and customer interest are the reasons I have the confidence in our increased R&D investment during these difficult times.”

“We believe these initiatives will generate significant future sales growth and will return the company to profitability and significantly increase our shareholder value,” concluded Mr. Regazzi.

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the fourth quarter results. To participate in the call, 866-200-6965 domestically or 646-216-7221 for international, and enter PIN Code 40361624#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of May 10, 2012.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning profitability, future expense reductions, development of products, future growth, shareholder value, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 31, 2012, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands except share data)	March 31, 2012	March 26, 2011
Assets
Current Assets
Cash and cash equivalents	$2,365	$1,408
Trade accounts receivable, net of allowance of $96 and $248, respectively	1,270	5,632
Inventories, net	4,700	5,386
Prepaid expenses and other current assets	328	420
Total current assets	8,663	12,846

Property and equipment, net	611	530
Other assets	16	16
Total assets	$9,290	$13,392

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$613	$972
Accrued commission	129	139
Accrued payroll and benefits	739	455
Accrued warranty	210	200
Income taxes payable	-	30
Deferred revenue	7	586
Deferred rent	59	36
Capital lease obligations	20	93
Other current liabilities	318	193
Total current liabilities	2,095	2,704

Long term obligation - Deferred rent	433	413
Long term obligation - Capital lease	15	10
Total liabilities	2,543	3,127

Commitments and contingencies	-	-

Shareholders' equity:
Convertible Preferred stock of no par value; Authorized - 1,000,000 shares
Series A - designated 250,000 shares; 0 shares at March 31, 2012 and March 26, 2011 issued and outstanding	-	-
Series B - designated 10,000 shares; 9,997 shares at March 31, 2012 and 0 shares at March 26, 2011 issued and outstanding	1,997	-
Common stock of no par value; Authorized - 40,000,000 shares; 5,029,747 shares at March 31, 2012 and 4,994,157 shares at March 26, 2011 issued and outstanding (liquidation preference of $2,309)	14,822	14,485
Accumulated deficit	(10,072)	(4,220)
Total shareholders' equity	6,747	10,265
Total liabilities and shareholders' equity	$9,290	$13,392

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended		Year Ended
(In thousands except per-share data)	March 31, 2012	March 26, 2011	March 31, 2012	March 26, 2011
Net sales	$2,734	$6,939	$13,116	$21,029
Cost of sales	2,109	3,919	9,986	12,100
Gross margin	625	3,020	3,130	8,929

Engineering	833	551	2,893	2,159
Selling, general and administrative	1,692	1,521	6,085	5,927
Total operating expenses	2,525	2,072	8,978	8,086

Operating (loss) income	(1,900)	948	(5,848)	843

Interest (expense) income, net	-	-	(2)	4
(Loss) income before income taxes	(1,900)	948	(5,850)	847
Provision for income taxes	-	31	2	31
Net (loss) income	$(1,900)	$917	$(5,852)	$816

(Loss) earnings per share - basic	$(0.38)	$0.18	$(1.17)	$0.17
(Loss) earnings per share - diluted	$(0.38)	$0.18	$(1.17)	$0.16

Shares used in per share calculation:
Basic	5,024	4,982	5,012	4,935
Diluted	5,024	5,116	5,012	5,040